EXHIBIT 99

Press Release	FOR IMMEDIATE RELEASE Contact: O. Leonard Dorminey Telephone: (229) 878-2003

HERITAGE FINANCIAL GROUP
COMPLETES INITIAL STOCK OFFERING

Albany, GA - (June 29, 2005). O. Leonard Dorminey, Chief Executive Officer of HeritageBank of the South, (the "Bank"), headquartered in Albany, Georgia, announced today that Heritage Financial Group, the holding company of the Bank, has completed its initial stock offering. The holding company sold 3,372,375 shares of common stock at $10.00 per share in a subscription offering.

              The shares of Heritage Financial Group will begin trading on the NASDAQ National Market under the symbol "HBOS" on June 30, 2005. The subscription offering was managed by Keefe, Bruyette, & Woods, Inc. Silver, Freedman & Taff, L.L.P. served as counsel to the Bank.

              The Board of Directors, officers and employees of HeritageBank of the South and Heritage Financial Group express their gratitude for the overwhelming support for the offering by their customers, pledge their best efforts toward the opportunities ahead, and look forward to serving the needs of their customers and new stockholders.

              HeritageBank of the South was originally founded as a credit union and converted to a federal stock savings bank in 2001, and more recently to a Georgia savings bank in January of 2005. The community-oriented financial institution currently operates six full-service branches in Dougherty, Lee and Worth counties around Albany, Georgia.

              This news release contains certain forward-looking statements about the stock offering by Heritage Financial Group. These include statements regarding the offering and the consummation of the transaction.

              Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Bank and changes in the securities markets.